Exhibit 5.1

D: +44 20 7614 2237

ssperber@cgsh.com

September 15, 2026

GSK plc

79 New Oxford Street,

London WC1A 1DG

United Kingdom

GlaxoSmithKline Capital Inc.

1100 North Market Street,

Suite 4056, Wilmington,

Delaware 19890

United States

Ladies and Gentlemen:

We have acted as special United States counsel to GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”) and GSK plc, a public limited company incorporated in England and Wales (the “Guarantor”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-278205 and 333-278205-02), as amended as of its most recent effective date (September 8, 2026), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”) and the prospectus, dated March 25, 2024, as supplemented by the prospectus supplement thereto, dated September 8, 2026 (together, including the documents incorporated by reference therein, the “Prospectus”) of (i) guaranteed debt securities of GSK Capital Inc. consisting of U.S.$1,250,000,000 aggregate principal amount of 4.850% Notes due 2029, U.S.$1,250,000,000 aggregate principal amount of 5.000% Notes due 2031, U.S.$1,500,000,000 aggregate principal amount of 5.250% Notes due 2033, U.S.$1,500,000,000 aggregate principal amount of 5.500% Notes due 2036, U.S.$500,000,000 aggregate principal amount of 6.000% Notes due 2056 and U.S.$500,000,000 aggregate principal amount of Floating Rate Notes due 2029 (together, the “Debt Securities”) and (ii) guarantees of the Guarantor in respect of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”).

The Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of March 18, 2013, as further amended and supplemented by the Second Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Third Supplemental Indenture dated as of May 15, 2018, among GSK Capital Inc., the Guarantor and Deutsche Bank Trust Company Americas (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital Inc., Deutsche Bank Trust Company Americas and Law Debenture Trust Company of New York) as trustee (the “Trustee”) (the “Indenture”).

GSK plc and GlaxoSmithKline Capital Inc., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	facsimile copies of the Securities in global form as executed by GSK Capital Inc. and the Guarantor, as applicable, and authenticated by the Trustee;

(d)	an executed copy of the Indenture, including the certificated forms of Debt Securities; and

(e)	copies of GSK Capital Inc.’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and an officer of GSK Capital Inc., respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of GSK Capital Inc. and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Debt Securities in global form have been duly executed and delivered by GSK Capital Inc., and are the valid, binding and enforceable obligations of GSK Capital Inc., entitled to the benefits of the Indenture.

2. The Guarantees have been duly executed and delivered by the Guarantor under the law of the State of New York and are the valid, binding and enforceable obligations of the Guarantor, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor or GSK Capital Inc., (a) we have assumed that each of the Guarantor, GSK Capital Inc. and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Guarantor or GSK Capital Inc. regarding matters of the federal law of the United States of America or the law of the State of New York or, solely

GSK plc and GlaxoSmithKline Capital Inc., p. 3

with respect to GSK Capital Inc., the General Corporation Law of the State of Delaware, that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) in the case of the Guarantor, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The waiver of defenses contained in Section 6.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

We express no opinion as to the enforceability of Section 11.15 of the Indenture relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of GSK Capital Inc. and the Guarantor dated September 15, 2026, and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner